Exhibit 4.4

MacDonald, Dettwiler and Associates Ltd.

MDA

EMPLOYEE SHARE PURCHASE PLAN

PLAN TERMS

(Effective October 1, 2001 as amended October, 2005)

TABLE OF CONTENTS

ARTICLE 1		1
1.1	Definitions	1
1.2	Headings	3
1.3	Number and Gender	3

ARTICLE 2		4
2.1	Establishing the Plan	4
2.2	Source of Contribution	4

ARTICLE 3		4
3.1	Eligibility	4
3.2	Right to Refuse Participation	4
3.3	Enrollment	4
3.4	Notice of Participation to Plan Administrator	4

ARTICLE 4		5
4.1	Participant Contributions	5
4.2	Allocation of Participant Contributions	6
4.3	Timing of Participant Contributions	6

ARTICLE 5		6
5.1	Investment of Contributions	6
5.2	Issue from Treasury	6
5.3	Limitation of Issue	7
5.4	Holding of Participant Account Assets	7
5.5	Purchases and Allocation of Common Shares	7
5.6	Allocation of Income	7
5.7	Right to Withdraw Common Shares	7
5.8	Enrollment in the Registered Retirement Savings Plan	8
5.9	Transfer of Common Shares to the Registered Retirement Savings Plan with the RRSP Plan	9
5.10	Right to Transfer to Another Registered Retirement Savings Plan	9
5.11	Right to De-Register	9
5.12	Brokerage Commissions and Administrative Fees	9
5.13	Termination of Participation	9

ARTICLE 6		10
6.1	Voting	10
6.2	Securities Held by Plan Administrator	10

ARTICLE 7		10
7.1	Termination Settlement	10
7.2	No Contributions in Last Month	11
7.3	Discharge of Obligations	11

ARTICLE 8		11
8.1	Entitlement of a Beneficiary	11
8.2	Disability or Leave of Absence	11

ARTICLE 9		11
9.1	Plan Amendment or Termination	11
9.2	Plan Administrator Duties	11
9.3	Termination of Plan	12

ARTICLE 10		12
10.1	Voluntary Plan	12
10.2	The Administrator	12
10.3	No Assignment	12
10.4	Applicable Law	12
10.5	Bankruptcy of Employer	13
10.6	Plan Administrator	13
10.7	Further Agreements	13
10.8	Administration by Plan Administrator	13
10.9	Records	13
10.10	Issue of Statements	13
10.11	Expenses	13
10.12	Tax Matters	14
10.13	Enurement	14
10.14	Severability	14

- ii -

MDA EMPLOYEE SHARE PURCHASE PLAN

ARTICLE 1

INTERPRETATION

1.1 Definitions

For purposes of this Plan, the expressions set forth below shall have the following meanings:

“Administrator” means the person or persons appointed from time to time by the Company to administer the Plan;

“Allocated Common Shares” mean the whole Common Shares allocated to a Participant’s Account as at the end of the second month prior to the applicable Withdrawal Period. For example, during the April Withdrawal Period the Allocated Common Shares in a Participant’s Account are those allocated up to the last day of February;

“Average Market Price” means the weighted average market price of the Common Shares on the Toronto Stock Exchange for the 5 trading days immediately preceding the Investment Date;

“Beneficiary” means any person or persons designated by a Participant in an enrollment form, in the form provided from time to time by an Employee, to receive benefits hereunder in the event of the death of such Participant and as described in Section 4.4;

“Board of Directors” means the board of directors of the Company;

“Business Day” means any day that is not a Saturday, a Sunday or a statutory holiday in the jurisdiction in which the Plan Administrator is located, and if there are one or more Plan Administrators, the jurisdiction in which the Plan Administrator designated by the Company for any Participant or group of Participants is located;

“Common Shares” mean Common Shares of the Company;

“Company” means MacDonald, Dettwiler and Associates Ltd., a company amalgamated under the laws of Canada;

“Effective Date” means October 1, 2001;

“Eligible Compensation” means the regular annual base salary of a Participant, but does not include any variable compensation, bonuses, sales commission, payment for overtime, long-term disability payments, premium payments, differentials, achievement award payments, any special compensation or any mid-year salary increases;

“Employee” or “Employees” means any person or persons, including officers of an Employer, on the payroll of an Employer as an active, permanent full-time or permanent part-time employee who works at least 20 hours per week on a regular full-time basis, including any employee on maternity or parental leave or on leave of absence with a job guarantee of the Employer, excluding inactive employees, hourly, co-op/intern and assignment/contract employees, personal service contractors and consultants;

“Employer” means the Company, any of its subsidiaries or such other corporation or entity as may from time to time be designated by the Company. References herein to “an Employer” or “the Employer” shall be references to each Employer in the context of the Employees or Participants of such Employer;

“Enrollment Date” means, in respect of an Employee, the date of enrollment as a Participant in the Plan, which date shall be the first day of the pay period on which Participant Contributions to this Plan commence, or the date the initial Lump Sum Payment is received from an Employee when that Employee first enrols as a Participant in the Plan;

“Investment Date” means the last Business Day of each month on which investments are made pursuant to Sections 5.1 of this Plan;

“Issue Price” shall have the meaning set forth in Section 5.1 hereof;

“Lump Sum Payment” means a one-time annual payment made by a Participant as provided in section 4.1(a) of the Plan;

“Maximum Annual Amount” means 300,000 Common Shares, or such other amount as from time to time determined by the Board of Directors;

“Maximum Annual Contribution” means initially an amount of $20,000 CDN and, thereafter such other amount as determined by the Administrator at the beginning of each Plan Year; such Maximum Annual Contribution shall be converted into the currency that the Employee receives his or her compensation in, by the Administrator, based on the applicable exchange rate as quoted by the Bank of Canada noon rate at the beginning of each Plan Year;

“Participant” means an Employee who complies with the provisions of Article 3 hereof and executes an enrollment form in the form provided from time to time by an Employer;

“Participant Account” means an account maintained by the Plan Administrator in the name of each Participant for Participant Contributions made in respect of each Participant and any income or loss arising from the investment of such Participant Contributions;

“Participant Account Assets” mean securities and other assets held from time to time in a Participant Account;

“Participant Contributions” mean contributions made by a Participant on his or her own behalf pursuant to Section 4.1(a) of this Plan;

“Participant’s Election” means a notification in writing or in such other form acceptable to the Plan Administrator and the Company delivered by the Participant to the Plan Administrator requesting the withdrawal of an amount not exceeding the amount permitted to be withdrawn from the Participant Account of such Participant at such time.

“Plan” means the employee share purchase plan set forth herein and as amended from time to time which shall be referred to as the “MDA Employee Share Purchase Plan”;

“Plan Administration Agreement” means any agreement entered into between the Company and a Plan Administrator which sets out the authority of the Plan Administrator under the Plan; and

“Plan Administrator” means a trust company or trust companies from time to time appointed by the Company to be Plan Administrator of the Plan and with whom the Company enters into a Plan Administration Agreement with respect thereto and if there is more than one Plan Administrator, for any particular group of Participants means that Plan Administrator designated by the Company by written notice to the Participants as the Plan Administrator for that group of Participants.

“Plan Year” means the period beginning on the Effective Date and ending on the day twelve months thereafter and each twelve month period thereafter;

“RRSP” means a Registered Retirement Savings Plan established under the Income Tax Act (Canada);

“RRSP Plan” means the group RRSP’s established by the Trustee on the instructions of individual Participants in accordance with Section 5.8;

“Tax Act” means the Income Tax Act (Canada), as amended from time to time and the equivalent taxation statute in any other jurisdiction in which a Participant resides;

“Trustee” means Computershare Trust Company of Canada or such other trust company as may from time to time be appointed by the Board of Directors to act as trustee for the RRSP Plan; and

“Withdrawal Period” means the months of January, April, July and October in any calendar year.

1.2 Headings

Article and section headings are convenient references only and shall not be deemed to be a part of the substance of this instrument or in any way enlarge or limit the contents of any Article, section or paragraph.

1.3 Number and Gender

In this instrument words importing the singular include the plural and vice versa; words importing the masculine gender include the feminine and vice versa; and words importing persons include firms or companies and vice versa.

ARTICLE 2

PURPOSE OF THE PLAN

2.1 Establishing the Plan

(a)	The Plan is hereby established for the benefit of Employees to be effective from and after the Effective Date.

(b)	The purpose of the Plan is to encourage Employees to invest in Common Shares through Participant Contributions, thereby providing the Employee with an opportunity to share in the growth and success of the Company and its subsidiaries.

2.2 Source of Contribution

Contributions to the Plan will be made by the Participants pursuant to Article 4.

ARTICLE 3

ELIGIBILITY AND PARTICIPATION

3.1 Eligibility

All Employees, as defined herein, are eligible to participate in the Plan.

3.2 Right to Refuse Participation

The Employer, in its absolute discretion, shall have the right to refuse any Employee or group of Employees the right of participation or continued participation in the Plan.

3.3 Enrollment

Employees may elect to enroll in the Plan at any time by signing and delivering to the Employer an enrollment form or any other method provided from time to time by an Employer. Participation shall commence on the Enrollment Date, subject to receipt by Administrator of the enrollment forms within a date prior to the Enrollment Date as specified by the Administrator. By the delivery of such form to the Employer, an Employee shall be deemed to have among other things, confirmed that a copy of the Plan has been made available to such Employee, and agreed to be bound by all the terms and conditions of the Plan.

3.4 Notice of Participation to Plan Administrator

At the time that Participant Contributions are made, the Employer shall submit to the Plan Administrator a file or record listing each Participant’s name and the amount of the Participant Contributions to be allocated to each such Participant Account.

ARTICLE 4

PARTICIPANT CONTRIBUTIONS

4.1 Participant Contributions

(a)	A Participant may make contributions to the Plan in the following manner:

(i)	in respect of each pay period by payroll deduction of an amount between one and ten percent of such Participant’s Eligible Compensation as elected by the Participant at the time of enrollment or as herein provided, on a pro rata basis per pay period;

(ii)	a one-time Lump Sum Payment, per calendar year as elected by the Participant upon giving 5 Business Days notice to the Plan Administrator; or

(iii)	a combination of payments pursuant to (i) and (ii);

provided however that all Participant Contributions for a Participant in any calendar year shall not exceed the Maximum Annual Contribution.

(b)	A Participant may change the designated percentage payroll deduction within the range set out in Section 4.1(a) at any time by completing and delivering the form or any other method provided by the Employer for this purpose at least 5 Business Days prior to the commencement of the pay period from which such change is to take effect.

(c)	A Participant may cancel payroll deductions at any time by completing and delivering the form or any other method provided by the Employer for this purpose at least 5 Business Days prior to the commencement of the pay period for which such cancellation is to take effect. A Participant so choosing to cancel may be eligible for participation and the resumption of payroll deductions for the subsequent participation period, with the approval of the Employer, in its discretion, by completing and delivering the form or any other method provided by the Employer for this purpose electing the amount to be contributed as set out in Section 4.1(a) at least 5 Business Days prior to the commencement of the pay period from which resumption of participation is to take place if so approved by the Employer. During a period of cancellation a Participant shall continue to be a member of the Plan for all purposes other than the making of contributions by the Participant.

(d)	If a Participant is on maternity or parental leave, or on leave of absence with a guaranteed return, and wishes to continue participation in the Plan, that Participant shall provide the Company with post-dated cheques payable on the first day of each month, with respect to that Participant’s Contributions to the Plan, for the period of that leave.

4.2 Allocation of Participant Contributions

Participant Contributions made by a Participant to the Plan shall be credited to the Participant Account in respect of such Participant upon receipt thereof by the Plan Administrator and any Participant’s Contribution which is received in a currency other than Canadian dollars will be converted to Canadian dollars by the Administrator, based on the applicable exchange rate of that currency to Canadian dollars at the Bank of Canada noon rate on the pay period end date.

4.3 Timing of Participant Contributions

Participant Contributions to the Plan shall be made in respect of each pay period of Participants. Notification of contribution shall be forwarded by the Employer to the Plan Administrator on a monthly basis in respect of such Participant.

ARTICLE 5

INVESTMENT OF CONTRIBUTIONS

5.1 Investment of Contributions

After notification of Participant Contributions, Market Price and an Investment Date, the Plan Administrator shall invest all uninvested amounts which have been credited to the Participant Accounts since the last Investment Date, together with all dividends received thereon, if any. Such amounts shall be invested in Common Shares which shall be purchased from the Company at a price equal to 85% of the Average Market Price on an Investment Date (the “Issue Price”) up to the maximum number of Common Shares as may be issued as provided in Section 6.2 hereof. No interest will be paid on any funds held by the Plan Administrator between any Investment Dates.

5.2 Issue From Treasury

(a)	The maximum number of Common Shares which is to be issued by the Company under the Plan is 1,500,000 Common Shares with the maximum number to be issued in any Plan Year up to the Maximum Annual Amount. This prescribed maximum may be subsequently increased to any other specific amount, subject to applicable securities laws and the rules and regulations of the stock exchange on which the Common Shares are listed and such shareholder approvals as may be required by such exchange.

(b)	If the Maximum Annual Amount of Common Shares to be issued is less than the aggregate of number of Common Shares issued to that date and the number of Common Shares to be issued on any Investment Date, the number of Common Shares to be issued to the Participants on that Investment Date will be issued on a pro rata basis to the Participants.

(c)	The Company shall forthwith give notice to the Participant when the Maximum Annual Amount is or has been reached and no further Participant Contributions or any Lump Sum Payment shall be taken after that date for that Plan Year and the Plan shall be suspended for the purpose of the acceptance of Participant Contributions and the issue of Common Shares for the balance of that Plan Year.

5.3 Limitation of Issue

Notwithstanding any other provision hereof, the majority of the Common Shares issuable hereunder shall not be issued to any insiders of the Company (as defined in the Rules of the Toronto Stock Exchange).

5.4 Holding of Participant Account Assets

All Participant Account Assets held by the Plan Administrator shall, to the extent possible, be registered in the name of the Plan Administrator or its nominee and remain so registered until such time as a Participant’s Election pursuant to Section 5.7 is received by the Plan Administrator or a Participant otherwise withdraws or is deemed to have withdrawn from this Plan.

5.5 Purchases and Allocation of Common Shares

On each Investment Date, the Plan Administrator shall purchase with the funds provided, Common Shares sufficient to satisfy all Participant Contributions received for the period.

After the Investment Date, the Plan Administrator shall allocate Common Shares to each Participant Account on a full or fractional share basis, as appropriate.

5.6 Allocation of Income

All income, including without limitation dividends, if any, in respect of a Participant Account shall be credited to that Participant Account upon receipt or realization of such income by the Plan Administrator.

5.7 Right to Withdraw Common Shares

(a)	A Participant, on any Business Day during a Withdrawal Period, may by filing a Participant’s Election, withdraw all or part of the Allocated Common Shares in his or her Participant Account. Common Shares may be withdrawn in paper certificate, electronic transfer to a broker of choice or transfer to a RRSP account under the RRSP Plan or may be requested to be sold by the Plan Administrator. The cost of the first two withdrawals by way of electronic transfer to a broker per calendar year will be paid by the Company and any other or more withdrawals in any other form in that year will be paid by the Participant.

(b)	Within 7 Business Days after receiving a Participant’s Election, the Plan Administrator shall carry out the instructions contained therein. A payment for the value of any uninvested funds or for any fractional interest in a Common Share held in the Participant Account for such Participant will be sent to a Participant only upon termination of participation pursuant to Section 5.13 or termination of employment pursuant to Section 7.1. Payment for fractional interests shall be made at the average price for the applicable Common Shares on the Toronto Stock Exchange on the applicable Investment Date on which Common Shares are being purchased hereunder.

5.8 Enrolment in the Registered Retirement Savings Plan

A Participant may elect to hold all or part of the Common Shares acquired with Participant Contributions and held in his or her Participant’s Account in an RRSP under the RRSP Plan by filing with the Plan Administrator a completed application for a RRSP under the RRSP Plan in the form prescribed by the Company. Any Common Shares held by the Trustee pursuant to the RRSP under the RRSP Plan are held in trust for the account of the individual Participants in that RRSP and a Participant shall be the beneficial owner of all Common Shares held on his or her behalf in that RRSP.

5.9 Transfer of Common Shares to the Registered Retirement Savings Plan within the RRSP Plan

In the event that a Participant wishes to transfer any Allocated Common Shares acquired with Participant Contributions pursuant to the Plan into an RRSP under the RRSP Plan, he or she may do so, on any Business Day during any Withdrawal Period by completing the form prescribed by the Company and filing same with the Company and the Plan Administrator authorizing the Plan Administrator to transfer a specified number of Allocated Common Shares from his or her Participant’s Account to that RRSP. It is the Participant’s sole responsibility to ensure that his or her RRSP contributions, do not, in conjunction with other RRSP contributions of that Participant, exceed his or her maximum RRSP contribution level for income tax purposes.

5.10 Right to Transfer to another Registered Retirement Savings Plan

A Participant may make transfers of Common Shares from his or her RRSP under the RRSP Plan only as set out in this Section. At any Withdrawal Period, a Participant may, upon completion of the form prescribed by the Company and filing same with the Company and the Plan Administrator on any Business Day during any Withdrawal Period, request that all or a portion of the Common Shares in that Participant’s RRSP under the RRSP Plan be transferred in certificate form to, or be sold and the proceeds transferred to another RRSP in the Participant’s name which may not be under the RRSP Plan.

5.11 Right to De-Register

A Participant may de-register Common Shares held in his or her RRSP under the RRSP Plan only as set out in this Section. On any Business Day during any Withdrawal Period, a Participant may, upon completion of the form prescribed and filing same with the Company and the Plan Administrator request that all or a portion of the Common Shares in that Participant’s RRSP under the RRSP Plan be de-registered and sold and the net sale proceeds forwarded to the Participant.

5.12 Brokerage Commissions and Administrative Fees

A Participant will be responsible for paying any brokerage commissions or administration fees charged by the Plan Administrator or the Company with respect to any transfers or sales of Common Shares held in his or her RRSP under the RRSP Plan. The Company may, at its option, elect to impose an administration fee or commission on the transfer or sale of any Common Shares held in a Participant’s RRSP under the RRSP Plan.

5.13 Termination of Participation

A Participant may terminate participation in the Plan at any time by cancelling payroll deductions as outlined in Section 4.1(c) and by delivering a Participant’s Election to the Plan Administrator in respect of all Participant Account Assets. Any re-enrollment in the Plan by such Participant shall be subject to Section 4.1(c) hereof.

ARTICLE 6

VOTING AND HOLDING OF SECURITIES

6.1 Voting

To the extent that the Common Shares contained in a Participant Account or RRSP under the RRSP Plan constitute voting securities or are entitled to vote on any matter, such securities shall be voted by the Plan Administrator in accordance with the directions, if any, of the Participant and, if no direction has been received by the Plan Administrator, will not be voted in favour of any proposals or resolutions proposed by management of the Company.

6.2 Securities Held by Plan Administrator

While Common Shares are held in the Plan whether in a Participant’s Account or in an RRSP under the RRSP Plan, all warrants, options or rights received on any Common Shares shall be sold by the Plan Administrator on behalf of the Participants.

Dividends on Common Shares held in the Plan whether in a Participant’s Account or in an RRSP under the RRSP Plan, and proceeds from the sale of any options, rights or warrants, received by the Plan Administrator for Common Shares shall be allocated to the appropriate Participant Account or RRSP under the RRSP Plan based on the Common Shares in such account.

ARTICLE 7

TERMINATION OF EMPLOYMENT

7.1 Termination Settlement

(a)	If a Participant ceases to be an Employee for any reason, including death or retirement, the Participant shall be deemed to have ceased to be a Participant in the Plan, payroll deductions will be cancelled and the Participant Account of such Participant shall be terminated. Upon receipt of notification from the Employer that such Participant has ceased to be an Employee (other than on account of the death of such Employee) and if the Plan Administrator does not receive a Participant’s Election upon termination from such Participant, the Plan Administrator shall send to the Participant all vested Participant Account Assets of such Participant registered in the name of such Participant and shall send or cause to be sent a payment for the value of any uninvested funds or any fractional interest in Common Shares held in the Participant Account for such Participant, such fractional interest to be valued as provided in Section 5.7(b) hereof. If a Participant’s Election is received by the Plan Administrator from such Participant, the Plan Administrator shall carry out the instructions contained therein within 10 Business Days of receipt of same and payments shall be made to that Participant within 15 Business Days.

(b)	If a Participant who holds an RRSP under the RRSP Plan, ceases to be an Employee and a Participant as contemplated in Section 7.1(a), he or she shall notify the Plan Administrator upon termination and request, in the prescribed form, that all of the Common Shares in that Participant’s RRSP under the RRSP Plan be transferred in certificate form to, or be sold and the proceeds transferred to another RRSP in the Participant’s name. If the Plan Administrator has not received the required notice and request within 60 days following the termination date of such Participant, the Plan Administrator may, at its option, de-register and sell the Common Shares held in that Participant’s RRSP under the RRSP Plan and forward the net proceeds to the Participant at his or her last known address.

7.2 No Contributions in Last Month

Where employment is terminated, for any reason, there will be no Participant Contributions made during the month of the Employee’s termination of employment.

7.3 Discharge of Obligations

Settlement in the manner herein provided shall serve as full discharge of all obligations of the Employer, the Plan Administrator and the Trustee to a Participant under the Plan.

ARTICLE 8

DEATH, DISABILITY, OR LEAVE OF ABSENCE

8.1 Entitlement of a Beneficiary

If a Participant should die during any period of employment, the Beneficiary or estate of the deceased Participant, as the case may be, shall be entitled to receive all Participant Account Assets and any RRSP under the RRSP Plan of such deceased Participant or cash in lieu thereof as calculated hereunder.

8.2 Disability or Leave of Absence

In the event that a Participant becomes disabled or takes a leave of absence other than as contemplated in the definition of “Employee”, and accordingly, has no Eligible Compensation during the period of disability or leave, no Participant Contributions to the Plan shall be made in respect of such Participant. Continued participation in the Plan or disposition or the Participant Account is at the discretion of the Participant. The Participant must comply with Section 5.7(a) of this Plan.

ARTICLE 9

PLAN AMENDMENT, TERMINATION AND INTERPRETATION

9.1 Plan Amendment or Termination

The Board of Directors reserves the right to discontinue use of payroll deductions or lump sum contributions at any time and further reserves the right to amend, terminate or suspend the Plan, in whole or in part at any time. Any such amendment, termination or suspension will not result in the forfeiture of any funds deducted from the salary of any Participant prior to the date of amendment or termination of the Plan.

9.2 Plan Administrator Duties

No amendment, change or modification shall be made to the Plan which will, without the Plan Administrator’s written consent, alter the duties of the Plan Administrator.

9.3 Termination of Plan

Upon the termination of the Plan for any reason whatsoever, the Plan Administrator shall send to each Participant all of the Participant Account Assets of such Participant registered in the name of such Participant and any RRSP under the RRSP Plan, including, if applicable, a payment for the value of all fractional securities and uninvested contributions held for such Participant in his or her Participant Account.

ARTICLE 10

GENERAL PROVISIONS AND ADMINISTRATION

10.1 Voluntary Plan

This Plan is a voluntary program on the part of the Employer and shall not constitute a consideration for, an inducement to or condition of the employment of any Employee. Nothing contained in this Plan shall give any Participant the right to be retained in the service of the Employer nor shall it interfere with the right of the Employer to discharge any Employee whether a Participant or not at any time. Participation in this Plan will not give any Participant or Beneficiary any right or claim to any benefit except to the extent provided for in the Plan. Dismissal for cause shall not result in a Participant’s forfeiture of vested rights. Cheques for any fractional shares and unvested contributions will be forwarded by the Company.

10.2 The Administrator

The Plan will be administered on behalf of the Employer by the Administrator who is empowered to make and enforce rules with respect to the administration of the Plan, to resolve any ambiguities and to decide questions of eligibility to participate in the Plan on behalf of the Employer. The Administrator may participate in the Plan, if otherwise eligible. The Administrator shall from time to time be entitled to determine additional investments to be included in the authorized investments as set forth herein or as from time to time determined by the Administrator.

10.3 No Assignment

Any benefits payable under the terms of this Plan are for the Participant’s own use and benefit, are not capable of assignment, alienation or surrender without the prior written consent of the Employer, and do not confer upon any Participant, Beneficiary, personal representative, dependent, or any other person, any right or interest in the benefits, if any, capable of being assigned, surrendered, or otherwise alienated.

10.4 Applicable Law

The Plan shall be governed, construed and administered in accordance with the laws of the Province of British Columbia.

10.5 Bankruptcy of Employer

If the Employer is wound up or is or becomes bankrupt, the Participant Account Assets and any RRSP under the RRSP Plan shall, within 90 days thereof, be distributed to Participants on the basis provided in Section 7.1 hereof.

10.6 Plan Administrator

The Employer shall appoint the Plan Administrator or Plan Administrators and shall enter into a Plan Administration Agreement with such Plan Administrator or Plan Administrators. The Plan Administrator shall not be liable to any Participant for any loss resulting from a decline in the market value of any securities purchased by the Plan Administrator on behalf of Participants. The Plan Administrator shall not be liable for any change in the price of securities between the time of a Participant Contribution and the time such purchase or sale takes place, provided that the Plan Administrator, having received proper investment instructions, uses all reasonable efforts to invest such funds on the Investment Date.

10.7 Further Agreements

The Employer may from time to time enter into agreements with the Plan Administrator or other parties and may take such other steps as the Employer may deem necessary or desirable to place this Plan into effect or carry it out.

10.8 Administration by Plan Administrator

The Plan Administrator shall operate and administer all Participant Accounts in accordance with this Plan, the terms of the Plan Administration Agreement and the Tax Act.

10.9 Records

The Plan Administrator shall keep or cause to be kept such records and open and maintain accounts in the names of the Participants as may be necessary or appropriate for the efficient and effective administration of the Plan. Records of the Plan Administrator and the Employer shall be conclusive as to all matters involved in the administration of the Plan.

10.10 Issue of Statements

The Employer will cause the Plan Administrator to provide, at a minimum, on-line access to account history to each Participant setting forth the status of each Participant’s Account and RRSP under the RRSP Plan.

10.11 Expenses

All expenses reasonably incurred in connection with the operation, administration and normal record keeping of the Plan, including compensation of the Plan Administrator, will be paid by the Employer.

10.12 Tax Matters

The Plan Administrator shall issue to all Participants, on a timely basis, the income tax reporting information which is required by the applicable Tax Act and the regulations passed pursuant thereto. A Participant shall be responsible for paying all income and other taxes applicable to the Participant’s Contributions to the Plan and the RRSP under the RRSP Plan and to all transactions involving Common Shares held by the Plan Administrator or Trustee on his or her behalf, including, without limitation, any taxes payable on:

(a) the transfer of Common Shares to a Participant;

(b) the sale or other disposition of Common Shares of a Participant;

(c) the transfer of Common Shares to another RRSP other than an RRSP under the RRSP Plan in the name of the Participant;

(d) the de-registration of Common Shares held in a Participant’s RRSP under the RRSP Plan.

The Plan Administrator is authorized to deduct from any amounts payable to a Participant following the sale of that Participant’s Common Shares any amounts which are required to be withheld on account of taxes.

10.13 Enurement

The rights and obligations of such Employer, the Plan Administrator and the Participants pursuant to this Plan shall be binding upon and shall enure to the benefit of each Employer, the Plan Administrator and the Participants, respectively, and each of their permitted successor and assigns. The rights and obligations of the Plan Administrator and the Participants under this Plan may not be assigned. The rights and obligations of an Employer under this Plan may be assigned by such Employer to a successor in the business of such Employer or to a corporation with which such Employer may amalgamate or merge or a corporation resulting from any reconstruction or reorganization of such Employer.

10.14 Severability

If any provisions of this Plan or the application thereof to any person or circumstances shall be invalid or unenforceable to any extent, the remainder of the Plan and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.